Exhibit 99.2
The following information was discussed on a conference call held by The New Home Company Inc. on May 7, 2014 to discuss financial results for the quarter ended March 31, 2014:
We expect to report equity in net income from unconsolidated joint ventures of approximately $7-8 million for the full year 2014. In our fee building activities, we expect to generate revenue of approximately $70-80 million for the full year 2014.